Exhibit 15.1

August 31, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 6, 2015 and August 7, 2015 on our reviews of interim financial information of Baxter International Inc. (the “company”) for the three month periods ending March, 31, 2015 and 2014 and the three- and six-month periods ended June 30, 2015 and 2014 and included in the company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2015 and March 31, 2015 are incorporated by reference in its Registration Statement on Form S-8, dated September 1, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 31, 2015